Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our reports dated June 24, 2013 with respect to the statement of revenues and certain expenses of America’s Gateway, Route 100, Manhattan Beach, 26th Street, and South Main, included in this Current Report on Form 8-K filed with the Securities and Exchange Commission on June 24, 2013.

/s/ Ernst & Young LLP

San Francisco, California

June 24, 2013